Exhibit 99.6

FOR IMMEDIATE RELEASE

Contact:	Rebecca Devine
Maven Communications
267-546-9009
rdevine@mavenagency.com

BPG PROPERTIES, LTD. COMPLETES ACQUISITION OF BOSTON CAPITAL REAL ESTATE INVESTMENT TRUST

Acquisition includes 1040 unit apartment portfolio in Jacksonville, Fl

Jacksonville, Fl. – (January 16, 2008) - BPG Properties, Ltd. (BPG), a private equity real estate fund manager, announced today that its current investment fund has completed the acquisition of Boston Capital Real Estate Investment Trust (BCRE), a publicly owned real estate investment trust, for $13.30 per share in an all cash transaction.  As a result of the transaction, the firm has acquired an 11 property multi-family portfolio, totaling 3,098 units located in the markets of Seattle, Portland, Salt Lake City, Dallas and Jacksonville. The communities will be managed by Madison Apartment Group, L.P. (Madison), BPG’s multi-family operating arm. The purchase was made by BPG Investment Partnership VIII & VIIIA, L.P., a fully discretionary private equity fund with total equity commitments of $850 million.

With a real estate value of approximately $260 million, this acquisition represents the second largest multifamily transaction in BPG’s history, second only to the $314 million, 22 apartment community portfolio the firm acquired in eastern Pennsylvania in January 2007.

“This transaction further cements BPG’s status as one of the nation’s fastest growing real estate owners,” explained Arthur P. Pasquarella, Executive Vice President and Chief Operating Officer of BPG.  “Over the past five years, we have more than doubled our investment portfolio, which includes more than 20 million square feet of office, industrial and retail space and 25,000 multi-family units throughout the U.S.”

Locally, the acquisition includes a portfolio of three multi-family communities totaling 1,040 units in Jacksonville, Fl.  The communities include Bay Pointe Apartments, totaling 300 units, Savannah Oaks Apartments, totaling 228 units, and Spicewood Springs Apartments, totaling 512 units.  Each community offers easy access to principal roadways leading to major employment centers and shopping centers, and schools.  The firm will immediately implement an extensive $4.6 million capital expenditure program to upgrade the physical and operational quality of these 20 to 30 year old communities.

 “This acquisition presented Madison with an opportunity to expand our holdings in an attractive marketplace that continues to grow,” said Joseph F. Mullen, President of Madison. “We believe our vertically integrated management and operations approach, along with our experience in acquiring and operating large multi-family portfolios will benefit all of the communities within this portfolio.”

Wachovia Securities acted as the financial advisor to BCRE, while Goodwin Proctor LLP provided legal advice.  Pepper Hamilton, LLP acted as legal counsel to BPG.

About BPG Properties, Ltd.

BPG Properties, Ltd. is a private equity real estate fund manager based in the Philadelphia area.  The firm’s portfolio consists of over 20 million square feet of office, retail, student housing and industrial properties and more than 25,000 apartment units in over 100 communities located throughout the United States.  For additional information on BPG, please visit www.bpgltd.com.

For additional information on BPG Properties, Ltd., please contact:
Holly T. Reynolds, Vice President, at (215) 575-2363

About Madison Apartment Group, L.P.
Since Madison Apartment Group was formed in 2001, its multi-family holdings have increased to approximately 25,000 units located in 22 states throughout the United States.  For additional information, please visit the company’s website at www.maglp.com

For additional information on Madison Apartment Group, L.P., please contact:
Joseph F. Mullen, President and Chief Executive Officer, (215) 575-2429

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